Exhibit 99.2

FYQ1’26 Combined CEO & CFO Script

Intro: Brent Stringham

Good afternoon, and thank you for joining our fiscal first quarter earnings call. Joining me today is our President and Chief Executive Officer Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the Company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, management may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from management's current expectations.

We encourage you to review the cautionary statements and risk factors contained in the earnings release, which was furnished to the SEC today and is available on our website, and in the Company’s SEC filings such as its 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Please refer to the news release and the financial information in the investor relations section of our website for additional details that will supplement management’s commentary.

Furthermore, during the call, the Company will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I will now turn the call over to Saleel.

Saleel Awsare (Section 1):

Thanks, Brent, and thank you, everyone, for joining today’s call.

We entered fiscal 2026 from a position of strength, and our first quarter results reflect that momentum. We delivered revenue of $29.8 million and non-GAAP EPS of $0.04, both at the high end of our guidance ranges. Revenue grew 3% sequentially and 3% year-over-year excluding Gridspertise, underscoring the progress we’ve made in repositioning Lantronix for profitable growth. Importantly, non-GAAP EPS improved from $0.01 in Q4 to $0.04 in Q1, driven by gross margin expansion and the operating leverage created by last year’s cost optimization initiatives.

Turning to the overall market environment, industry dynamics remain favorable for Lantronix. We continue to see record defense funding and supportive regulatory momentum driving long-term opportunities across our key verticals. At the same time, demand for networking and connectivity solutions remains strong, creating continued tailwinds for our network infrastructure business and reinforcing our role as a trusted partner in government and smart city applications.

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Starting with unmanned aerial systems — commonly known as drones — we’re benefiting from broad-based demand across multiple customers. The AUSA event in Washington DC was highly productive, as we met with several strong existing and new partners, further strengthening our position in the market. We made good progress in fiscal Q1, as we expanded our presence and scaled production with Red Cat’s Teal Drones, where we’ve already secured meaningful follow-on orders, a clear sign of customer confidence in our capabilities. We’re also partnering with Red Cat on next-generation platforms designed to further enhance the drones’ performance and mission readiness.

At the end of Q1, our OEM engagements grew from 10 last quarter to 17 today, highlighting accelerating customer adoption and market momentum.

This activity is supported by a few recent developments. We introduced our Edge AI drone solution, which integrates payloads from Gremsy and Teledyne FLIR. Working with these partners, we completed a reference design that validates the solution’s performance and simplifies integration for OEM customers. The solution enables longer flight times, real-time edge data processing, and up to 80% faster integration for developers. Just as important, it meets stringent NDAA and TAA requirements for defense and government programs.

More recently, Sightline Intelligence selected our Edge AI technology for integration into its new high-performance video processing solution for defense and commercial drone applications, further expanding our reach within the UAS ecosystem. Together, these advancements underscore our ability to deliver secure, AI-enabled flight systems, at scale.

While still early in the fiscal year, we’re encouraged by the momentum in our drone business. This is a growing contributor to Lantronix and positions us for potential upside to our initial expectations as these programs scale through the remainder of fiscal 2026.

Building on this momentum, we recently introduced EdgeFabric.ai, our new visual orchestration platform for Edge AI deployment, which debuted at Qualcomm’s Imagine Conference in September. Purpose-built for our Open-Q System-on-Module, or SoM, solutions, EdgeFabric.ai enables customers to design and deploy AI applications in minutes instead of months — without needing a team of AI experts. Whether configuring smart cameras, industrial IoT monitors or other edge-AI-enabled devices, customers can now visually design their AI workflows and deploy them instantly – all without writing a single line of code. By simplifying development and automating deployment, EdgeFabric.ai strengthens customer engagement, accelerates time-to-market, and creates a foundation for recurring software and services revenue over time.

In asset monitoring, a key long-term component of our Industrial IoT strategy, we partnered with Vodafone IoT to launch Kompress.ai by Lantronix, a subscription-based SaaS platform targeting the $27 billion global industrial air compressor market.

While still in the early stages, we view this as a significant long-term opportunity – one that expands our reach, enhances our edge-to-cloud capabilities, and creates incremental, high-margin recurring revenue potential over time.

Together with our progress in drones and EdgeFabric.ai, Kompress.ai reinforces our execution of the long-term strategy to build scalable platforms that expand recurring revenue and strengthen our diversified model.

Our strategy is clear: scale high-growth verticals, expand software-enabled recurring revenue, and drive operating leverage from a leaner cost structure. This quarter marked another important step forward with increased engagement with Aerospace and Defense customers, the launch of EdgeFabric.ai and continued expansion in targeted platforms. At the same time, our core network infrastructure business delivered solid growth and margins in focus areas, demonstrating consistent execution and strengthening our diversified model.

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I’ll now pass it to Brent to cover financial results. Brent?

Brent Stringham:

Thanks, Saleel.

With the business off to a strong start in fiscal 2026, I’ll walk through our first quarter financial results, discuss the key drivers behind our performance, and then provide our outlook for the second quarter.

As Saleel mentioned, in the first quarter, we delivered revenue of $29.8 million, an increase of 3% from the prior quarter, and approximately 3% higher than the same period last year, when excluding the impact of Gridspertise. The sequential growth was primarily driven by strength in some of our Network Infrastructure products, continuing to highlight our diversified revenue base.

Turning to margins…

In the first quarter, GAAP gross margin was 44.8%, up from 40.0% last quarter and 42.1% a year ago. On a non-GAAP basis, gross margin was 45.3%, an improvement from 40.6% in Q4 and 42.6% in the prior year quarter. The increase reflects a more favorable product mix, lower inventory charges, and benefits from certain royalties.

We’re encouraged by the continued strength in our underlying margin performance, supported by a higher mix of premium products and disciplined cost management. Looking ahead, we expect gross margin to remain healthy and generally consistent with first-half fiscal 2025 levels.

We continue to proactively manage our global footprint in a dynamic trade environment, and we are closely monitoring evolving tariff and trade developments. We’re also working closely with customers to help them adapt to changing cross-border requirements.

Turning to expenses and profitability…

GAAP operating expenses in the first quarter of fiscal 2026 were $14.9 million, up less than 2% from the prior quarter and down 10% from $16.6 million in the year-ago period.

GAAP net loss for the first quarter of fiscal 2026 was $1.4 million, or 4 cents per share, compared to GAAP net loss of $2.5 million, or 7 cents per share, in the year-ago quarter. On a non-GAAP basis, we reported net income of $1.5 million, or 4 cents per share, compared to non-GAAP net income of $400 thousand, or 1 cent per share, in the prior quarter.

Turning to the balance sheet……

•	Net inventories were $26.7 million as of September 30, 2025, compared to $26.4 million in the prior quarter and $29.5 million in the year-ago quarter.

•	We ended the quarter with cash and cash equivalents of $22.2 million, an increase of over $2 million from the prior quarter. During the first quarter, we also generated positive operating cash flow of approximately $3.6 million.

•	As we noted on our last call, in August, we refinanced our term debt into an asset-backed line of credit with the same lender. During the quarter, we paid down another $1 million of our outstanding debt, leaving a remaining balance of approximately $10.7 million as of September 30, 2025, and a corresponding net cash position of $11.5 million.

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Now turning to our outlook for the second quarter of fiscal 2026, which ends December 31, 2025:

•	We expect revenue to be in the range of $28 million to $32 million.

•	Non-GAAP EPS is expected to be in the range of 2 to 4 cents per share.

With that, I’ll turn the call back to Saleel for closing remarks.

Saleel Awsare (Section 2):

Thanks, Brent. To close, fiscal 2026 is off to a strong start, and we remain confident in the trajectory ahead.

At the midpoint, our Q2 guidance implies sequential revenue growth and nearly 20% year-over-year growth excluding Gridspertise, together with another quarter of solid profitability. This outlook reflects the operating leverage and cost discipline we established last year, while enabling continued investment in our highest-growth opportunities.

We’re encouraged by the sustained momentum across our drone and asset monitoring platforms, driven by new customer programs and growing adoption of our integrated AI solutions. At the same time, our core network infrastructure business is performing well, with steady demand in out-of-band management and strong contributions from switches and device servers — supported by healthy enterprise and industrial connectivity demand as we approach the calendar year-end.

With robust industry tailwinds, a strong balance sheet, and disciplined execution, we believe we are well-positioned to deliver growth and profitability in fiscal 2026 and beyond.

With that, we’ll now open the call for questions.

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